 Exhibit (a)(1)(vi)

AMENDMENT AND SUPPLEMENT NO. 1 TO

OFFER TO PURCHASE

By

ROYCE GLOBAL VALUE TRUST, INC.

TO INCREASE THE MAXIMUM AMOUNT TO UP TO 50% OF ITS ISSUED AND OUTSTANDING SHARES OF COMMON STOCK

And

TO EXTEND THE EXPIRATION OF THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS UNTIL 11:59 P.M., NEW YORK CITY TIME, DECEMBER 21, 2020, UNLESS THE OFFER IF EXTENDED OR WITHDRAWN

For

OFFER TO PURCHASE SHARES OF ITS ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, AS OF OCTOBER 12, 2020, AT THE NET ASSET VALUE PER SHARE DETERMINED AS OF DECEMBER 22, 2020

Dear Stockholder:

On October 28, 2020, Royce Global Value Trust, Inc. (the “Fund,” “we,” “us,” or “our”) distributed an offer to purchase (the “Original Offer to Purchase”) and a related letter of transmittal (the “Letter of Transmittal”) in connection with its invitation to stockholders to purchase up to 40% of the Fund’s issued and outstanding shares of common stock, par value $0.001 per share (“Shares”), at a purchase price equal to the Fund’s net asset value per share as of the close of the regular trading session of the New York Stock Exchange (“NYSE”) on December 17, 2020 (or if the Offer is extended, on the trading day immediately following the day to which the Offer is extended). The Fund, by Amendment and Supplement No. 1 to the Original Offer to Purchase (this “Supplement No. 1,” and together with the Original Offer to Purchase, as the same may be further amended or supplemented from time to time, the “Offer to Purchase”), amends the Original Offer to Purchase such that each reference in the Original Offer to Purchase to the maximum amount of “40%” is hereby amended by replacing it with “50%” and that each reference to the Expiration Date of “December 16, 2020” is hereby amended by replacing it with “December 21, 2020.” This Supplement No. 1 also reflects the fact that the Fund and Royce & Associates, LP, the Fund’s investment adviser (“Royce”), entered into a voting agreement, dated as of December 6, 2020 with Saba Capital Management, L.P. (“Saba”). Under the voting agreement, the Fund agreed to, among other things, (i) increase the maximum amount of the repurchase offer, (ii) extend the Expiration Date of the Offer and (iii) use reasonable best efforts to pay for any Shares tendered in the Offer on or prior to December 31, 2020, and Saba agreed to, among other things, vote its Shares in favor of approving the new investment advisory agreement between the Fund and Royce at the Special Meeting of Stockholders that is currently scheduled to be held on Thursday, December 17, 2020 (including any postponements or adjournments thereof).

This Supplement No. 1 should be read in conjunction with the Original Offer to Purchase and the related Letter of Transmittal included with the Original Offer to Purchase (the “Letter of Transmittal”). This Supplement No. 1, the Original Offer to Purchase and the Letter of Transmittal, including the Important Instructions and Information to the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer.” The Original Offer to Purchase includes important information on risks, expenses and tax matters and should be reviewed carefully by stockholders considering the Offer.

Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 11:59 p.m., New York City time, on December 21, 2020 (such time and date, as may be extended, the “Expiration Date”). You may tender all, a portion or none of your Shares. However, only 50% of the Fund’s issued and outstanding Shares as of October 12, 2020 (i.e., 5,251,735 Shares), will be accepted for tender. The procedures required to tender your Shares in the Offer depend on how you hold your Shares. If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign a Letter of Transmittal and deliver it to Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Fund, N.A. (collectively, “Computershare”), the Depositary for the Offer (the “Depositary”). The Letter of Transmittal you should have received in connection with the Original Offer to Purchase has not been updated to expressly reflect the changes described in this Supplement No. 1, and a new copy of the Letter of Transmittal has not been enclosed herewith. If you no longer have the Letter of Transmittal, please contact Innisfree M&A Incorporated, the Fund’s Information Agent, toll-free at (877) 456-3442, to request a new copy.

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. STOCKHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, CUSTODIAN (SUCH AS AN IRA ACCOUNT) OR OTHER NOMINEE MUST NOT DELIVER A LETTER OF TRANSMITTAL DIRECTLY TO THE DEPOSITARY (COMPUTERSHARE). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. Such stockholders are urged to consult such broker, dealer, commercial bank, trust company, custodian or other nominee as soon as possible if they wish to tender Shares. See Section 3-Procedure for Tendering Shares in this Supplement and the Original Offer to Purchase for further details as to the appropriate procedures required to tender your Shares.

Stockholders not interested in tendering any of their Shares need not take any action.

No person has been authorized to make any recommendation on behalf of the Fund, the Fund’s board of directors, the Depositary or the Information Agent or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Supplement or the Original Offer to Purchase. Any representation to the contrary is a criminal offense.

Subject to applicable law and the rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the aggregate value of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 13-Certain Conditions to the Offer in the Original Offer to Purchase prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by issuing a press release or making some other public announcement by no later than the next business day.

This Offer is not conditioned upon the receipt of financing or a minimum number of Shares being properly tendered and not properly withdrawn. The Offer is, however, subject to a number of conditions. See Section 13-Certain Conditions to the Offer in the Original Offer to Purchase.

Questions, requests for assistance and requests for additional copies of this Supplement, the Original Offer to Purchase or the Letter of Transmittal and related Important Instructions and Information may be directed to Innisfree M&A Incorporated, the Fund’s Information Agent, toll-free at (877) 456-3442.

December 7, 2020